Exhibit 99.2

HAYMAKER PROPERTIES, L.P.

CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30, 2018	December 31, 2017

Assets
Current assets
Cash and cash equivalents	$3,060,329	$1,979,304
Accounts receivable
Oil, natural gas and natural gas liquids receivables	4,952,387	5,668,982
Other	142,383	75,525
Receivables from affiliates	23,601	112,567
Prepaid expenses	72,594	60,096
Short-term derivative asset	—	202,070
Total current assets	8,251,294	8,098,544

Property and equipment, net
Oil and natural gas properties, full cost method
Proved properties	65,110,994	63,040,178
Unevaluated properties	19,401,795	23,417,587
Total oil and natural gas properties, at cost	84,512,789	86,457,765
Accumulated depletion and impairment	(25,340,878)	(21,651,958)
Total oil and natural gas properties, net	59,171,911	64,805,807

Noncurrent assets
Long-term derivative asset	—	191,475
Deferred loan costs, net	302,459	361,000
Total noncurrent assets	302,459	552,475

Total assets	$67,725,664	$73,456,826

Liabilities and partners’ capital
Current liabilities
Accounts payable	$2,031,871	$1,462,586
Current income tax payable	—	747,833
Other accrued expenses	3,595,305	529,065
Accrued interest	4,805	6,147
Total current liabilities	5,631,981	2,745,631

Noncurrent liabilities
Debt	20,349,082	20,349,082
Total noncurrent liabilities	20,349,082	20,349,082
Total liabilities	25,981,063	23,094,713

Commitments and contingencies (Note 8)
Partners’ capital
Limited partners	41,744,601	50,362,113
General partner	—	—

Total liabilities and partners’ capital	$67,725,664	$73,456,826

The accompanying notes are an integral part of these condensed financial statements.

HAYMAKER PROPERTIES, L.P.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Six Months Ended,
	June 30, 2018	June 30, 2017
Revenues
Crude oil and condensate sales	$2,930,717	$3,000,553
Natural gas sales	9,995,501	14,283,520
Natural gas liquids sales and other	1,502,451	2,075,085
Income from lease bonus	259,445	458,293
Total revenues	14,688,114	19,817,451

Costs and expenses
Production, ad valorem and withholding taxes	746,704	747,582
Production expense	1,709,692	1,785,498
Depletion, depreciation and amortization	3,744,033	4,802,801
General and administrative expenses	4,834,483	4,289,686
Gain on sale of assets	—	(83,645,029)
Total costs and expenses	11,034,912	(72,019,462)

Income from operations	3,653,202	91,836,913

Other income (expense)
Gain (loss) on derivatives	(736,696)	1,694,995
Interest expense	(538,704)	(443,198)
Other income	4,686	1,918
Total other income (expense)	(1,270,714)	1,253,715

Net income	$2,382,488	$93,090,628

HAYMAKER PROPERTIES, L.P.

CONDENSED STATEMENT OF PARTNERS’ CAPITAL (UNAUDITED)

	Limited Partners	General Partner
BALANCE AT DECEMBER 31, 2017	$50,362,113	$—
Distributions	(11,000,000)	—
Net income	2,382,488
BALANCE AT JUNE 30, 2018	$41,744,601	$—

The accompanying notes are an integral part of these condensed financial statements.

HAYMAKER PROPERTIES, L.P.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended,
	June 30, 2018	June 30,2017
Cash flows from operating activities:
Net income	$2,382,488	$93,090,628

Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	3,744,033	4,802,801
Gain on sale of assets	—	(83,645,029)
Amortization of deferred loan costs	58,541	58,541
Equity-based compensation	—	589,608
Mark-to-market commodity derivative contracts
(Gain) loss on derivatives	736,696	(1,694,995)
Net cash (payments) received from settlements of commodity derivative contracts	191,614	(444,621)
Change in operating assets & liabilities
Accounts receivable	716,595	(1,575,412)
Receivable from affiliate	88,966	603,617
Accounts payable and accrued expenses	2,284,727	188,801
Prepaid expenses	(12,498)	5,055
Net cash provided by operating activities	10,191,162	11,978,994

Cash flows from investing activities:
Acquisition of oil and natural gas properties	—	(8,416)
Escrow deposit for Chesapeake properties	—	1,471,002
Divestiture of oil and natural gas properties	1,889,863	117,657,807
Net cash provided by investing activities	1,889,863	119,120,393

Cash flows from financing activities:
Deferred offering costs	—	(1,269,656)
Distributions	(11,000,000)	(130,892,880)
Net cash used in financing activities	(11,000,000)	(132,162,536)

Net increase (decrease) in cash and cash equivalents	1,081,025	(1,063,149)

Cash and cash equivalents at the beginning of the period	1,979,304	3,452,547

Cash and cash equivalents at the end of the period	$3,060,329	$2,389,398

Supplemental disclosure of cash flow information:
Cash paid for interest	$481,505	$384,657

Cash paid for taxes	$747,833	$—

The accompanying notes are an integral part of these condensed financial statements.

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

For the Six Months Ended June 30, 2018 and 2017

1.                       Organization and Basis of Presentation

Organization

Haymaker Properties, L.P., (the “Partnership”), was formed on December 2, 2015 as a Delaware limited partnership by Haymaker Management Company, LLC (“Management”) and affiliates of Kohlberg Kravis Roberts & Co. L.P. The Partnership was created to acquire and maintain a diversified mix of oil and natural gas mineral and royalty interests in many of North America’s leading resource plays. The Partnership is 100% owned by Haymaker Resources, LP (“Haymaker Resources”). Haymaker Resources is owned 99% by Haymaker Resources GP, LLC (the “General Partner”) and 1% owned by Management. The Partnership’s headquarters are located in Houston, Texas.

The Partnership has a contractual right to receive a fixed percentage of the oil and gas production coming from any acreage in which we own a mineral or royalty interest. The Partnership does not own or invest in any working interests or net profit interests which allows for the receipt of royalty revenues without having to pay any of the associated operating or capital costs related to the resource development.

On January 28, 2016, the Partnership entered into a master services agreement with Haymaker Services, LLC (the “Manager”) to provide portfolio management and administrative services.

Basis of Presentation

These unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The year-end balance sheet data was derived from audited financial statements but does not include disclosures required by GAAP for annual periods. The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position and results of operations for the respective interim periods.

Our financial results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. These unaudited financial statements should be read in conjunction with our audited annual financial statements as of and for the year ended December 31, 2017 and notes thereto.

2.                       Summary of Significant Accounting Policies

Significant accounting policies are described in Note 2 in the Partnership’s audited annual financial statements as of and for the year ended December 31, 2017. There have been no changes in such policies or the application of such policies since December 31, 2017, other than the recently adopted accounting pronouncement described below.

Recently Adopted Accounting Pronouncements

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows — Restricted Cash. This update affects entities that have restricted cash or restricted cash equivalents. The guidance will be effective for the Partnership for fiscal years and interim periods beginning after December 15, 2017 and is required to be adopted using a retrospective approach, with early adoption permitted. The Partnership adopted ASU 2016-18 effective January 1, 2018. Adoption of this standard did not have an impact on the Partnership’s financial statements or disclosures. As of  June 30, 2018 and December 31, 2017, the Partnership had no restricted cash.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues, including presentation of debt prepayment or debt extinguishment costs, with the objective of reducing the existing diversity in practice. The guidance will be

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Six Months Ended June 30, 2018 and 2017

effective for the Partnership for fiscal years and interim periods beginning after December 15, 2017. Early adoption is permitted. Entities that elect early adoption must adopt all of the amendments in the same period. The Partnership adopted this standard effective January 1, 2018. Adoption of this standard did not have a material impact on the Partnership’s financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The guidance requires entities to recognize revenue using the following five step model: identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue as the entity satisfies each performance obligation. Adoption of this standard could result in retrospective application, either in the form of recasting all prior periods presented or a cumulative adjustment to equity in the period of adoption. The guidance is effective for annual and interim periods beginning after December 15, 2017.

On January 1, 2018 the Partnership adopted ASU 2014-09 using the modified retrospective method. The Partnership completed its review of a representative sample of revenue contracts covering its material revenue streams and determined that there is no impact to its financial statements, results of operations or liquidity. When comparing the Partnership’s historical revenue recognition to the newly applied revenue recognition under ASC 606, there was no change to the amount or timing of revenue recognized. Therefore, no quantitative adjustment was required to be made to the prior periods presented in the unaudited financial statements after the adoption of ASC 606.

Accounting Policy — Revenue from Contracts with Customers

Royalty income represents the right to receive revenues from oil, natural gas and natural gas liquids sales obtained by the operator of the wells in which the Partnership owns a royalty interest. The Partnership’s oil, natural gas and natural gas liquids sales from properties in which the Partnership owns a mineral or royalty interest are generally structured whereby the producer of the properties in which the Partnership owns a royalty interest sells the Partnership’s proportionate share of oil, natural gas and natural gas liquids production to the purchaser and the Partnership collects its percentage royalty based on the revenue generated by the sale of the oil, natural gas and natural gas liquids. The Partnership recognizes revenue when control transfers to the purchaser based on the Partnership’s percentage ownership share of the revenue.  The Partnership’s royalty income pricing provisions are tied to a market index.

Revenues from mineral and royalty properties are recorded under the cash receipts approach as directly received from the operator’s statement accompanying the revenue check. Since the revenue checks are generally received one to four months after the production month, the Partnership estimates and accrues for revenue earned but not received by estimated production volumes and product prices.  The difference between the Partnership’s estimates and the actual amounts received for oil and natural gas sales is recorded in the month that payment is received from the third party. The Partnership’s royalty interests represent the right to receive royalty income from the producer once production and delivery has occurred, at which point payment is unconditional. Accordingly, the Partnership’s royalty income contracts do not give rise to contract assets or liabilities and there are no remaining performance obligations.

The Partnership also earns revenue from mineral lease bonuses. The Partnership generates lease bonus revenue by leasing its mineral interests to exploration and production companies. A lease agreement represents the Partnership’s contract with a customer and generally transfers the rights to any oil or natural gas discovered, grants the Partnership a right to a specified royalty interest, and requires that drilling and completion operations commence within a specified time period. Control is transferred to the lessee and the Partnership has satisfied its performance obligation when the lease agreement is executed, such that revenue is recognized when the lease bonus payment is received. At the time the Partnership executes the lease agreement, the Partnership expects to receive the lease bonus payment within a reasonable time, though in no case more than one year, such that the

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Six Months Ended June 30, 2018 and 2017

Partnership has not adjusted the expected amount of consideration for the effects of any significant financing component per the practical expedient provision in ASC 606.

3.                 Divestitures

In April 2018, the Partnership disposed of certain assets in West Virginia for approximately $1.1 million, subject to customary post-closing adjustments. The divestiture was reflected as a reduction to the full cost pool, as such, no gain or loss on sales of oil and natural gas properties was recognized.

In February 2018, the Partnership disposed of certain assets in Oklahoma for approximately $0.6 million, subject to customary post-closing adjustments. The divestiture was reflected as a reduction to the full cost pool, as such, no gain or loss on sales of oil and natural gas properties was recognized.

In January 2018, the Partnership disposed of certain assets in Texas for approximately $0.2 million, subject to customary post-closing adjustments.  The divestiture was reflected as a reduction to the full cost pool, as such, no gain or loss on sales of oil and natural gas properties was recognized.

In April 2017, the Partnership disposed of certain assets in the Delaware basin for approximately $17.1 million, subject to customary post-closing adjustments. The divestiture resulted in a gain of approximately $17.0 million. Total oil and natural gas properties decreased by $0.1 million, all of which was related to proved properties.

In February and March 2017, the Partnership disposed of certain assets in the Appalachian basin for approximately $61.1 million, subject to customary post-closing adjustments. As of June 30, 2018, the Partnership has paid $0.5 million related to post-closing adjustments. The divestiture resulted in a gain of approximately $29.0 million. Total oil and natural gas properties decreased by $31.6 million, of which, $3.9 million was related to proved properties and $27.7 million was related to unevaluated properties.

In February 2017, the Partnership disposed of certain assets in the Delaware basin for approximately $39.7 million, subject to customary post-closing adjustments. As of June 30, 2018, the Partnership has paid $0.1 million related to post-closing adjustments. The divestiture resulted in a gain of approximately $37.6 million. Total oil and natural gas properties decreased by $2.0 million, all of which was related to proved properties.

4.                 Related Party Transactions

The Partnership utilizes the Manager to process all shared general and administrative costs on its behalf and then allocate to the Partnership a percentage representative of costs that directly benefited the Partnership. Such allocated costs are reported in the Partnership’s Statements of Operations as part of general and administrative expenses.

The Partnership generally provides funds to Manager in advance based on an estimate of allocated expenses. As a result of these transactions, the net amount receivable from or payable to Manager is reported in the Partnership’s Balance Sheets as Receivables from affiliates or Payables to affiliates. At June 30, 2018 and December 31, 2017, the net amount due from the Manager was approximately $24 thousand and $0.1 million, respectively.

5.                       Derivative Contracts

The Partnership enters into crude oil and natural gas swap contracts as part of its strategy to economically hedge against changes in crude oil and natural gas prices and to achieve more predictable cash flows in an environment of volatile oil and gas prices. While the use of these commodity derivative instruments limits the downside risk of adverse price movements, such use may also limit the Partnership’s ability to benefit from favorable price movements. The Partnership may, from time to time, add incremental derivatives to hedge additional production, restructure existing derivative contracts or enter into new transactions to modify the terms of current

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Six Months Ended June 30, 2018 and 2017

contracts in order to realize the current value of the Partnership’s existing positions.

The fair value of open swaps reported in the Balance Sheets may differ from that which would be realized in the event the Partnership terminated its position in the contract. Risks may arise as a result of the failure of the counterparty to the swap contract to comply with the terms of the swap contract. The loss incurred by the failure of a counterparty is generally limited to the aggregate of the unrealized gain/loss on the swap contracts in an unrealized gain position as well as any collateral posted with the counterparty. Therefore, the Partnership considers the creditworthiness of each counterparty to a swap contract in evaluating potential credit risk. A derivative counterparty of the Partnership is also a lender in the Partnership’s credit facility agreement. Additionally, risks may arise from unanticipated movements in the fair value of the underlying commodities.

Effective June 30, 2018, the Partnership terminated all of its remaining crude oil and natural gas commodity derivative positions.  As a result of the termination of 64,200 Bbls of crude oil and 1,545,600 MMbtu of natural gas swap positions, the Partnership recorded a payable of $0.6 million.  Upon termination of 1,728,100 MMbtu of natural gas swap positions, the Partnership also recorded a receivable of $0.1 million.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables summarize the location and amounts of the Partnership’s assets and liabilities measured at fair value on a recurring basis as presented in the Balance Sheets as of December 31, 2017. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting. No collateral was posted at December 31, 2017. Total derivative assets and liabilities are adjusted on an aggregate basis to take in to consideration the effects of master netting arrangements. All items included in the tables below are Level 2 inputs within the fair value hierarchy:

As of December 31, 2017

	Measurement Inputs	Gross Fair Value	Effect of Counterparty Netting	Net Carrying Value on Balance Sheet
Derivative assets
Derivative assets (current)	Level 2	$230,727	$(28,657)	$202,070
Derivative assets (noncurrent)	Level 2	199,493	(8,018)	191,475
Derivative liabilities
Derivative liabilities (current)	Level 2	(28,657)	28,657	—
Derivative liabilities (noncurrent)	Level 2	(8,018)	8,018	—
Total		$393,545	$—	$393,545

The fair value of the Partnership’s derivative assets and liabilities is based on a third-party valuation that uses market data obtained from third-party sources, including quoted forward prices for oil and gas, discount rates and volatility factors. The fair value is also compared to the values provided by the counterparty for reasonableness and are adjusted for the counterparties’ credit quality for derivative assets and the Partnership’s credit quality for derivative liabilities. To date, adjustments for credit quality have not had a material impact on the fair values.

The derivative asset and liability fair values reported in the Balance Sheets are as of a particular point in time and subsequently change as these estimates are revised to reflect actual results, changes in market conditions and other factors. The Partnership typically has numerous hedge positions that span several time periods and often result in both derivative assets and liabilities with the same counterparty, which positions are all offset to a single current and a single noncurrent derivative asset or liability in the Balance Sheets. The Partnership nets the fair values of its derivative assets and liabilities associated with derivative instruments executed with the same counterparty pursuant to ISDA master agreements, which provide for net settlement over the term of the contract and in the event of default or termination of the contract.

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Six Months Ended June 30, 2018 and 2017

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Partnership applies the provisions of the fair value measurement standard on a non-recurring basis to its non-financial assets and liabilities. These assets and liabilities are not measured at fair value on a recurring basis, but are subject to fair value adjustments when facts and circumstances arise that indicate a need for measurement.

Fair Value of Other Financial Instruments

The Partnership’s other financial instruments consist of cash, receivables and payables which are classified as Level 1 under the fair value hierarchy and long-term debt, which is classified as Level 2 under the fair value hierarchy. The carrying amounts of cash, receivables, and payables approximate fair value due to the highly liquid or short-term nature of these instruments. The fair value of the long-term debt approximates its carrying value as the interest rates are variable and reflective of market rates.

6.                        Debt

In February 2017, as a result of the 2017 divestitures, the Partnership’s borrowing base was reduced from $36.0 million to $33.0 million. In November 2017, the Partnership’s borrowing base was reaffirmed at $36.0 million. At June 30, 2018 and December 31, 2017, the borrowing base and principal balance outstanding were $36.0 million and $20.3 million, respectively.

At June 30, 2018 and December 31, 2017, the interest rate elected for the loan was 4.38% and 3.88% based on LIBOR plus the applicable margin, respectively.

All borrowings are collateralized by substantially all of the assets of the Partnership and are subject to certain nonfinancial and financial covenants. At June 30, 2018 and at December 31, 2017, the most restrictive financial covenants require the Partnership to maintain a current ratio greater than 1.0:1.0 and a ratio of total debt to EBITDAX less than 4.0:1.0. At June 30, 2018 and December 31, 2017, the Partnership was in compliance with all covenants.

7.                        Partners’ Capital

Under the terms of the Partnership’s Limited Partnership Agreement (“LP Agreement”), profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership. The Partnership may make distributions of available cash at the times and amounts determined by the General Partner and allocated among the partners of the Partnership in the same proportion as their capital account balances. Pursuant to the Partnership’s LP Agreement, the Limited Partner does not have any liability for the obligations and liabilities of the Partnership.

For the six months ended June 30, 2018 and 2017, the Partnership distributed $11.0 million and $130.9 million of available cash in accordance with the Partnership’s LP Agreement, respectively.

8.                        Commitments and Contingencies

The Partnership could be subject to various possible loss contingencies which arise primarily from interpretation of federal and state laws and regulations affecting the natural gas and crude oil industry. Such contingencies include differing interpretations as to the prices at which natural gas and crude oil sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Management believes it has complied with the various laws and regulations, administrative rulings and interpretations.

The Partnership is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such disputes or legal actions will have a material adverse effect on the Partnership’s condensed financial statements, and no amounts have been accrued at June 30, 2018 or December 31, 2017, respectively.

HAYMAKER PROPERTIES, L.P.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) — Continued

For the Six Months Ended June 30, 2018 and 2017

9.                        Equity-based compensation

Pursuant to the Series B Interest Award Agreement dated January 28, 2016 (“Grant date”), Haymaker Resources granted Series B interests to key employees. The compensation cost associated with the Series B interests is reflected on the Partnership’s Statements of Operations as services are provided. The Series B interests are profits interests in the Partnership that vest ratably over one year and qualify for distributions in accordance with the waterfall calculation defined per the Partnership Agreement.

Series B interests are accounted for as equity-based compensation under ASC 718. The Partnership utilized the Backsolve method within the Option Pricing Model (“OPM”) framework to determine the grant date fair value of these awards. The Partnership utilizes the estimated weighted average of the Partnership’s expected fund life dependent on various exit scenarios to estimate the expected term of the awards. Expected volatility is based on the volatility of historical stock prices of the Partnership’s peer group. The risk-free rates are based on the yields of U.S. Treasury instruments with comparable terms.

Compensation cost related to the Series B interests is based on the fair value as of the Grant date of the award and is recognized ratably over the one-year requisite service period. Series B interests are issued to employees in return for services provided. Additionally, Series B interests do not settle upon distribution and continue to retain profits in future distributions of the Partnership. The non-cash equity-based compensation expense expected to be recognized as of the grant date is $7.1 million. For the six months ended June 30, 2017, $0.6 million was recognized as non-cash equity-based compensation expense in the Partnership’s Statements of Operations with an offset to partners’ capital. There was no non-cash equity-based compensation expense recognized in the Partnership’s Statements of Operations for the six months ended June 30, 2018.

The following table summarizes the Series B activity:

Series B Equity-based Compensation Awards
Outstandng as of December 31, 2017	100
Granted	—
Forfeited	—
Outstanding as of June 30, 2018	100

10.                 Subsequent Events

On May 29, 2018, Haymaker Resources and certain affiliates entered into a definitive agreement with Kimbell Royalty Partners, LP (“Kimbell”) to divest all of  its interest in the Partnership for $126 million in cash and 6 million common units representing limited partner interests in Kimbell. The effective date of the transaction is April 1, 2018.  The transaction closed on July 12, 2018.

On July 12, 2018, as part of the transaction with Kimbell, the Partnership paid in full the principal balance outstanding under the credit facility.

The Partnership has evaluated subsequent events through September 10, 2018, the date these condensed financial statements were available to be issued, and has concluded that no other events need to be reported in relation to this period.